Exhibit 99.2

G1 Therapeutics Presents First Clinical Data on Oral SERD G1T48 Demonstrating Safety and Tolerability in Patients with Advanced Breast Cancer at ESMO 2019

— Company to host investor and analyst event, webcast and conference call today at 12:45 p.m. ET —

RESEARCH TRIANGLE PARK, N.C. and BARCELONA, SPAIN, Sept. 29, 2019 (GLOBE NEWSWIRE) – G1 Therapeutics, Inc. (Nasdaq: GTHX), a clinical-stage oncology company, today announced preliminary results from a Phase 1/2a dose-escalation study of G1T48, an oral selective estrogen receptor degrader (SERD), in patients with estrogen receptor-positive, HER2-negative (ER+, HER2-) breast cancer. In the trial, G1T48 was well tolerated and demonstrated evidence of anti-tumor activity in heavily pre-treated patients. These data were presented as part of a poster session (340P) at the European Society for Medical Oncology (ESMO) 2019 Congress in Barcelona, Spain.

“Based on the promising safety and tolerability of G1T48 shown in this trial and the established efficacy of the SERD class, we believe that G1T48 has the potential to offer women with ER+, HER2- breast cancer an important new treatment option,” said Mark Velleca, M.D., Ph.D., Chief Executive Officer. “The findings in this trial support further development of G1T48, including in first-line and adjuvant settings, and we expect to initiate a first-line Phase 3 pivotal trial in 2020.”

Raj Malik, M.D., Chief Medical Officer and Senior Vice President, R&D added: “The FDA-approved SERD fulvestrant has been shown to be superior to aromatase inhibitors, the current standard of care in adjuvant ER+, HER2- breast cancer. However, the intramuscular route of administration for fulvestrant can be painful for patients and has precluded its use in the adjuvant setting. Our goal in developing G1T48 is to give patients an opportunity to benefit from the efficacy of a SERD at the earliest stages of their disease.”

Results of Phase 1 dose-escalation trial of G1T48 in ER+, HER2- breast cancer

Safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD) and anti-tumor activity of G1T48 were evaluated in an open-label, dose-escalation Phase 1 trial. The data reported are from 26 post-menopausal women with ER+, HER2- breast cancer who were eligible to receive up to three lines of prior chemotherapy in the metastatic setting and up to three endocrine therapies, including fulvestrant, aromatase inhibitors and tamoxifen, in the metastatic setting. This was a difficult to treat, heavily pre-treated population: 65% of patients had received ≥ 3 lines of therapy, 85% of patients had prior treatment with fulvestrant and most had received one or more targeted therapies (e.g., CDK4/6 inhibitor).

Preliminary findings showed:

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G1T48 was well tolerated with no dose-limiting toxicities (DLTs) reported at any of the five dose levels (200 mg, 400 mg, 600 mg, 800 mg and 1,000 mg) studied; maximum tolerated dose (MTD) was not reached.

•	No patient experienced a serious adverse event (SAE) related to G1T48.

•	Treatment emergent adverse events (TEAEs) were mostly Grade 1 and included fatigue, hot flush, diarrhea, headache, nausea and muscle spasms.

•	Seven patients remain on treatment.

•	There was a dose-dependent increase in drug exposure; dosing with food reduced variability and increased exposure.

•	Significant decreases (70-92%) in [18]F-FES PET uptake during G1T48 treatment indicated target engagement for all doses tested.

•	Of 19 patients with RECIST measurable tumors:

•	The clinical benefit rate (complete response + partial response + stable disease for at least 24 weeks) across all doses was 15.8% (three out of 19 patients).

•	Seven patients (36.8%) experienced stable disease across all doses.

•	One patient (5.3%) experienced a confirmed partial response (600 mg).

Based on safety and tolerability findings in the Phase 1b portion of this trial, the company selected the 600 mg and 1,000 mg doses of G1T48 for evaluation in the ongoing Phase 2a portion and will use these data to select the dose for pivotal trials. The company plans to initiate a first-line Phase 3 trial of G1T48 in combination with an oral CDK4/6 inhibitor for the treatment of ER+, HER2- breast cancer in 2020.

Webcast and Conference Call Details

G1 Therapeutics will host a webcast and conference call of its investor and analyst event on Sunday, September 29, 2019, at 6:45 p.m. CEST (12:45 p.m. ET) to review the data being presented at ESMO 2019, as well as long-range development plans for all three of its clinical-stage therapies and commercial plans for trilaciclib. The live call may be accessed by dialing 866-763-6020 (domestic) or 210-874-7713 (international) and entering the conference code: 5878315. A live and archived webcast will be available on the Events & Presentations page of the company’s website at www.g1therapeutics.com. The webcast will be archived on the same page for 90 days following the event.

About G1T48

G1T48 is a potential best-in-class oral selective estrogen receptor degrader (SERD) in development for the treatment of estrogen receptor-positive (ER+) breast cancer. Preclinical data have shown that G1T48 is more potent than Faslodex® (fulvestrant), currently the only FDA-approved SERD treatment. Unlike Faslodex®, which is administered as an intramuscular injection, G1T48 has the potential to significantly improve the patient experience with once-daily oral dosing. The Phase 1/2a trial of G1T48 in estrogen receptor-positive, HER2-negative (ER+, HER2-) breast cancer (NCT03455270) is ongoing.

About G1 Therapeutics

G1 Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and delivery of innovative therapies that improve the lives of those affected by cancer. The company is advancing three clinical-stage programs. Trilaciclib is a first-in-class therapy designed to improve outcomes for patients being treated with chemotherapy. Trilaciclib has received Breakthrough Therapy Designation from the FDA; a rolling NDA submission for small cell lung cancer will begin in 4Q19 and is expected to be completed in the second quarter of 2020. Lerociclib is a differentiated oral CDK4/6 inhibitor designed to enable more effective combination treatment strategies. G1T48 is a potential best-in-class oral selective estrogen receptor degrader (SERD) for the treatment of ER+ breast cancer. G1 Therapeutics also has an active discovery program focused on cyclin-dependent kinase targets.

G1 Therapeutics is based in Research Triangle Park, N.C. For additional information, please visit www.g1therapeutics.com and follow us on Twitter @G1Therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release include, but are not limited to, the therapeutic potential of G1T48, the timing for next steps with regard to the initiation of a Phase 3 trial of G1T48 in combination with an oral CDK4/6 inhibitor for the treatment of ER+, HER2- breast cancer, the timing of the commencement and completion of marketing applications in the U.S. and Europe for trilaciclib in SCLC, and are based on the company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause the company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the company’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein and include, but are not limited to, the company’s ability to complete clinical trials for, obtain approvals for and commercialize any of its product candidates; the company’s initial success in ongoing clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials; the inherent uncertainties associated with developing new products or technologies and operating as a development-stage company; and market conditions. Except as required by law, the company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

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Contact:

Jeff Macdonald

Senior Director, Investor Relations & Corporate Communications

919-907-1944

jmacdonald@g1therapeutics.com